September 20, 2018

CIENA CORPORATION
ISSUER’S CONVERSION NOTICE
TO HOLDERS OF
4.0% CONVERTIBLE SENIOR NOTES DUE 2020
(CUSIP 171779AK7)

Reference is hereby made to the Indenture, dated as of December 27, 2012 (the “Indenture”), between Ciena Corporation, as issuer (referred to herein as “we”, “us” and “Issuer”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

Section 6.11 of the Indenture provides us the option to convert, in whole or in part, our outstanding 4.0% Convertible Senior Notes due 2020 (the “2020 Notes”) into shares of our Common Stock if the Volume Weighted Average Price of the Common Stock has equaled or exceeded 130% of the Conversion Price then in effect for at least 20 Trading Days in any 30 Trading Day period ending within five Trading Days prior to the date of the Issuer’s Conversion Notice, and certain other conditions have been met. As of September 17, 2018, these conditions have been met, and we have elected to convert all of the outstanding 2020 Notes. As required by the Indenture, we are delivering to you this Issuer’s Conversion Notice of our election, and pursuant to Section 6.11(c) of the Indenture notify you as follows:

•	Issuer’s Conversion Notice Date: September 20, 2018

•	Aggregate Original Principal Amount of the 2020 Notes to be converted: $187.5 million, which represents all of the outstanding principal amount of the 2020 Notes

•	CUSIP number: 171779AK7

•	Issuer’s Conversion Date: October 31, 2018

•	On and after the Issuer’s Conversion Date interest on the 2020 Notes to be converted will cease to accrue, and the Accreted Principal Amount shall cease to accrete

•
We have elected to deliver cash in lieu of the Additional Shares as described in Section 6.11(b) of the Indenture, and the amount of cash in lieu of Additional Shares to be delivered upon conversion shall be determined as described below

•	The Conversion Price now in effect is $20.38

The number of shares holders of the 2020 Notes are entitled to upon conversion is adjusted upward based on the “make-whole” table set forth in the Indenture. Under that provision a number of Additional Shares is determined based on the calculated Stock Price (the Five-Day VWAP), using an Effective Date of the Issuer’s Conversion Date. The Five-Day VWAP will be calculated for the five Trading Days ending October 29, 2018, which is two Trading Days prior to the Issuer’s Conversion Date. Because we have elected to deliver cash in lieu of Additional Shares, we will be making a cash payment in respect of the Additional Shares equal to the number of Additional Shares multiplied by the Five-Day VWAP. We expect to provide an informational notice setting forth the amount of this cash payment once it is determined.

No later than November 5, 2018, which is the third Business Day after the Issuer’s Conversion Date, holders of the 2020 Notes will receive shares of our Common Stock, cash in lieu of Additional Shares as described above, and cash in lieu of any fractional shares.

The 2020 Notes must be surrendered for conversion at the below address of The Bank of New York Mellon Trust Company, N.A., who is also serving as our Paying Agent and Conversion Agent:

BNY Mellon
Attn: Pamela Adamo - Reorg Dept
111 Sanders Creek Parkway
E. Syracuse, NY 13057
Fax: 732-667-9408
Email: CT_REORG_UNIT_INQUIRIES@bnymellon.com

If you hold 2020 Notes in book entry, please follow the instructions you receive from the Depository Trust Company.

September 20, 2018

If you have any questions regarding the conversion or the payment, please contact our Investor Contact at (877) 243-6273, by e-mail at ir@ciena.com, or by mail at Ciena Corporation, 7035 Ridge Road, Hanover, MD 21076; Attn: Gregg Lampf.

Ciena Corporation
By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President & General Counsel